Exhibit 99.1
Mallinckrodt Reports Third Quarter 2025 Financial Results
Delivers Third Quarter Net Sales of $753.1 Million, Driven by Acthar® Gel (repository corticotropin injection) Growth and the Inclusion of Two Months of Endo Product Net Sales
Expects Fourth Quarter 2025 Net Sales of $485 Million to $505 Million and Adjusted EBITDA
of $155 Million to $165 Million for Keenova
Raises Full-Year Acthar Gel Net Sales Growth Guidance to 30% to 35%, Reflecting Strong Brand Momentum
Conference Call and Webcast Today at 8:00 a.m. ET
DUBLIN, November 10, 2025 – Mallinckrodt plc (“Mallinckrodt” or the “Company”) today reported its financial results for the third quarter of 2025, which include combined business results following the completion of Mallinckrodt’s merger with Endo, Inc. (“Endo”) on July 31, 2025. As announced today in a separate press release, Mallinckrodt has completed the spin-off of its combined generics and sterile injectables businesses under the name Par Health, Inc. (“Par Health”) and is introducing the combined branded therapeutics business, Keenova Therapeutics (“Keenova”).
“We are excited to begin our next chapter as Keenova Therapeutics, a pure-play branded therapeutics company focused on addressing unmet patient needs,” said Siggi Olafsson, President and Chief Executive Officer. “The third-quarter results of our branded therapeutics portfolio reflect the promise that our future holds. Our team delivered another quarter of robust double-digit growth in Acthar Gel, driven by growing demand and a broadening prescriber base. We were also pleased to advance our XIAFLEX® (collagenase clostridium histolyticum) pipeline with the initiation of a new clinical program focused on hammertoe for which we have already recruited over 30 patients. We are on track to have a strong finish to the year, as reflected in the fourth quarter guidance we are providing for Keenova.”
Mr. Olafsson added, “Following the merger with Endo and the Par Health spin-off, we are moving forward with enhanced resources, focus and scale to bring important therapies to our patients. The energy our teams have for Keenova’s future is inspiring, and I am grateful for their deep dedication as we strive to deliver greater benefits for our patients and enhanced value for partners and shareholders.”
Segment Updates
The Company’s consolidated and segment operating results for the three months ended September 26, 2025 reflect the inclusion of two months of Endo’s performance. The Company operated its business in three reportable segments, as a result of the merger:
•The Specialty Brands segment, which represents a combination of Mallinckrodt’s historical “Specialty Brands” reportable segment and Endo’s historical “Branded Pharmaceuticals” reportable segment, is focused on autoimmune and rare diseases across a range of therapeutic areas and includes Acthar Gel, XIAFLEX, and other branded therapeutics.
•The Generics segment represents a combination of Mallinckrodt’s historical “Specialty Generics” reportable segment and Endo’s historical “Generic Pharmaceuticals” reportable segment and includes a product portfolio consisting of certain controlled substances, patches, solid oral extended-release products, solid oral immediate-release products, liquids, semi-solids, powders and opthalmics that treat and manage a wide variety of medical conditions, as well as active pharmaceutical ingredients (“API”).
•The Sterile Injectables segment, which represents Endo’s historical “Sterile Injectables” reportable segment, consists primarily of branded and generic sterile injectable products.
Going forward, Keenova comprises the Specialty Brands segment, and Par Health comprises the Generics and Sterile Injectables segments.

Third-Quarter 2025 Financial Results
The Company’s total net sales in the third quarter of 2025 were $753.1 million, compared to $505.5 million in the third quarter of 2024, an increase of 49.0%. This includes:
•Specialty Brands net sales of $416.0 million, compared to $286.0 million in the third quarter of 2024, a 45.5% increase. Growth was primarily driven by an increase in Acthar Gel net sales of $55.0 million, or 43.5%, compared to the third quarter of 2024, to $181.4 million, and the inclusion of XIAFLEX net sales of $90.1 million as a result of the merger with Endo, partially offset by the divestiture of Therakos®; and
•Generics and Sterile Injectables net sales of $337.1 million, compared to $219.5 million in the third quarter of 2024, an increase of 53.6%.
The Company’s net loss for the third quarter of 2025 was $291.1 million compared to a net loss of $26.2 million in the third quarter of 2024, primarily due to $123.3 million of compensation expenses related to the merger of Mallinckrodt and Endo, approximately $93.8 million of cash costs related to the merger of Mallinckrodt and Endo and separation of Par Health, and approximately $148.8 million of non-cash expenses related to the fair value adjustments of inventory and intangible assets, partially offset by strength in Acthar Gel.
The Company’s adjusted EBITDA in the third quarter of 2025 was $111.3 million, compared to $160.6 million in the third quarter of 2024, with the decrease primarily due to the aforementioned $123.3 million of compensation expenses related to the merger of Mallinckrodt and Endo, partially offset by strength in Acthar Gel and two months of adjusted EBITDA contribution from XIAFLEX and Endo’s other products.

Financial Guidance and Update on Transaction Synergies
Keenova is raising 2025 full-year net sales growth guidance for Acthar Gel from a range of 20% to 30% to a range of 30% to 35%.
Keenova is also providing guidance for the fourth quarter of 2025 for net sales and adjusted EBITDA.

Fourth Quarter 2025 [1]
Net Sales	$485 million to $505 million
Adjusted EBITDA [2]	$155 million to $165 million
Keenova remains on track to realize and benefit from approximately $75.0 million of pre-tax, run-rate synergies in the first 12 months post-merger and at least $150.0 million of annual pre-tax, run-rate synergies by year three post-merger, primarily driven by business function integration and savings from economies of scale, among other areas, in connection with Mallinckrodt’s merger with Endo.
The Company does not provide comparable GAAP measures for its forward-looking non-GAAP guidance or a reconciliation of such measures because the reconciling items described in the definition of adjusted EBITDA provided below are inherently uncertain and difficult to estimate and cannot be predicted without unreasonable effort. The variability of such items may have a significant impact on our future GAAP results.
Please see "Non-GAAP Financial Measures" included in this release for a discussion of non-GAAP measures and reconciliation of GAAP and non-GAAP financial measures for the third quarter.
Please see the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's Quarterly Report on Form 10-Q for the quarter ended September 26, 2025, to be filed with the U.S. Securities and Exchange Commission (“SEC”) for additional information.
1 Guidance for fourth quarter of 2025 provided on a go-forward basis, excluding Par Health results from September 27, 2025 to November 10, 2025.
2 Represents adjusted EBITDA as calculated in accordance with Mallinckrodt GAAP-Adjusted policy (i.e., employee cash compensation not considered an add-back).

Third Quarter 2025 Conference Call and Webcast
Keenova will hold a conference call for investors today, November 10, 2025, at 8:00 a.m. Eastern Time.
The audio webcast may be accessed through the Investor Relations section of the Company’s website or through this webcast link (https://edge.media-server.com/mmc/p/utkbh4oi/). To access the call through a conference line, participants can register here (https://register-conf.media-server.com/register/BIe24b7c465596402fb9342a0254f62037) to receive dial-in numbers and a personalized PIN to participate in the call. Participants are advised to join 10 minutes prior to the scheduled start time. A replay of the webcast will be available following the event.
About Keenova
Keenova Therapeutics is a leading global developer and manufacturer of branded therapeutics that strives to help patients with rare or unaddressed conditions live happier and healthier lives.
The Company’s diversified brands portfolio is focused across a wide range of therapeutic areas of significant unmet need, including endocrinology, gastroenterology, hepatology, immunology, neonatal respiratory critical care, nephrology, neurology, pulmonology, ophthalmology, orthopedics, rheumatology, and urology. Globally headquartered in Dublin, Ireland, Keenova benefits from a strong U.S. manufacturing footprint with facilities in Louisiana, New Jersey, New York, Pennsylvania and Wisconsin. To learn more, please visit www.keenova.com.
Keenova uses its website as a channel of distribution of important company information, such as press releases, investor presentations and other financial information. It also uses its website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the SEC disclosing the same information. Therefore, investors should look to the Investor Relations page of the website for important and time-critical information. Visitors to the website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations page of the website.
Non-GAAP Financial Measures
This press release contains financial measures, including adjusted EBITDA, adjusted gross profit, adjusted selling, general, and administrative (“SG&A”) expenses, adjusted research and development (“R&D”) expenses, and net debt, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations.
The Company has provided these adjusted financial measures because they are used by management, along with financial measures in accordance with GAAP, to evaluate the Company's operating performance and liquidity. In addition, the Company believes that they will be used by investors to measure the Company's operating results. Management believes that presenting these adjusted measures provides useful information about the Company's performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance.
These adjusted measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. The Company's definition of these adjusted measures may differ from similarly titled measures used by others.
Because adjusted financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management strongly encourages investors to review the Company's unaudited condensed consolidated financial statements and publicly filed reports in their entirety. A reconciliation of certain of these historical adjusted financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.
Further information regarding non-GAAP financial measures can be found on the Investor Relations page of the Company's website.

Adjusted EBITDA
Adjusted EBITDA represents net income or loss prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and adjusted for certain items that management believes are not reflective of the operational performance of the business. Adjustments to GAAP amounts include, as applicable to each measure, interest expense, net; income tax expense; depreciation and amortization; combination, integration, and other related expenses; restructuring charges, net; liabilities management and separation costs; gains/losses on debt extinguishment; gains/losses on divestitures; income from discontinued operations; fresh-start inventory-related expenses; business combination inventory-related expense; share-based compensation; changes in fair value of contingent consideration obligations; changes in derivative assets and liabilities fair value; unrealized gain/loss on equity investments; reorganization items, net; recovery of bad debt - customer bankruptcy; and other items identified by the Company.
Adjusted gross profit, adjusted SG&A expenses and adjusted R&D expenses
Adjusted gross profit, adjusted SG&A expenses and adjusted R&D expenses represent amounts prepared in accordance with GAAP, adjusted for certain items that management believes are not reflective of the operational performance of the business. Adjustments to GAAP amounts include, as applicable to each measure, the aforementioned items in the adjusted EBITDA paragraph. The adjustments for these items are on a pre-tax basis for adjusted gross profit and adjusted SG&A expenses.
Net debt
Net debt of $2,657.0 million as of September 26, 2025, reflects $3,685.0 million in total debt outstanding and $19.9 million in undiscounted finance lease liabilities less $1,047.9 million in cash and cash equivalents (unrestricted cash) on a GAAP basis.
Information Regarding Forward Looking Statements
Statements in this press release that are not strictly historical, including statements regarding future financial condition and operating results of the Company, expected product launches, legal, economic, business, competitive and/or regulatory factors affecting the Company’s business and any other statements regarding events or developments the Company believes or anticipates will or may occur in the future, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties.
There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: the expected benefits and synergies of the business combination with Endo (“Business Combination”) may not be fully realized in a timely manner, or at all; the Company’s increased indebtedness as a result of the Business Combination and significant transaction costs related to the Business Combination; the expected growth opportunities, profit improvements, cost savings and other benefits as a result of the spin-off of Par Health may not be fully realized in a timely manner, or at all; unanticipated costs, litigation and/or regulatory inquiries and investigations as a result of the spin-off of Par Health; risks associated with being a smaller, less diversified company as a result of the spin-off of Par Health; potential changes in the Company’s business strategy and performance; exposure to global economic conditions and market uncertainty; governmental investigations and inquiries, regulatory actions, and lawsuits, in each case related to the Company’s or its officers; the Company’s contractual and court-ordered compliance obligations that, if violated, could result in penalties; compliance with and restrictions under the global settlement to resolve all opioid-related claims; matters related to Acthar Gel, including the settlement with governmental parties to resolve certain disputes and compliance with and restrictions under the related corporate integrity agreement; the ability to maintain relationships with the Company’s suppliers, customers, employees and other third parties; scrutiny from governments, legislative bodies and enforcement agencies related to sales, marketing and pricing practices; pricing pressure on certain of the Company’s products due to legal changes or changes in insurers’ or other payers’ reimbursement practices resulting from recent increased public scrutiny of healthcare and pharmaceutical costs; the reimbursement practices of governmental health administration authorities, private health coverage insurers and other third-party payers; complex reporting and payment obligations under the Medicare and Medicaid rebate programs and other governmental purchasing and rebate programs; cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; changes in or failure to comply with relevant laws and regulations; any undesirable side effects caused by the Company’s approved and investigational products, which could limit their commercial profile or result in other negative consequences; the Company’s and its partners’ ability to successfully develop, commercialize or launch new products or expand commercial opportunities of existing products, including Acthar Gel (repository corticotropin injection) SelfJect, the INOmax Evolve DS delivery system, and XIAFLEX; the Company’s ability to successfully identify or discover additional products or product candidates; the Company’s ability to navigate price fluctuations and pressures, including the ability to achieve anticipated benefits of price increases of its products; competition; the Company’s and its partners’ ability to protect intellectual property rights, including in relation to ongoing and future litigation; limited clinical trial data for Acthar Gel; the timing, expense and uncertainty associated with clinical studies and related regulatory processes; product liability losses and other litigation liability; material health, safety and environmental laws and related liabilities; business development activities or other strategic transactions; attraction and retention of key personnel; the effectiveness of information technology infrastructure, including risks of external attacks or failures; customer concentration; the Company’s reliance on certain individual products that are material to its financial performance; the Company’s ability to receive sufficient procurement and production quotas granted by the U.S. Drug Enforcement Administration; complex manufacturing processes; reliance on third-party manufacturers and supply chain providers and related market disruptions; conducting business internationally; the Company’s significant levels of intangible assets and related impairment testing; natural disasters or other catastrophic events; the Company’s substantial indebtedness and settlement obligation, its ability to generate sufficient cash to reduce its indebtedness and its potential need and ability to incur further indebtedness; restrictions contained in the agreements governing the Company’s indebtedness and settlement obligation on the Company’s operations, future financings and use of proceeds; the Company’s variable rate indebtedness; the Company’s tax treatment by the Internal Revenue Service under Section 7874 and Section 382 of the Internal Revenue Code of 1986, as amended; future changes to applicable tax laws or the impact of disputes with governmental tax authorities; the impact of Irish laws; the comparability of the Company’s post-emergence financial results and the projections filed with the U.S. Bankruptcy Court for the District of Delaware and the lack of comparability of the Company’s historical financial statements and information contained in its financial statements after the adoption of fresh-start accounting following emergence from Mallinckrodt’s and Endo’s respective bankruptcy proceedings.
The “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2024, its Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2025, its Quarterly Report for the quarterly period ended June 27, 2025, and its Quarterly Report for the quarterly period ended September 26, 2025 to be filed with the SEC, its Registration Statement on Form S-4, as amended, filed with the SEC, and other filings with the SEC, all of which are on file with the SEC and available from the SEC’s website (www.sec.gov) and the Company’s website (www.keenova.com), identify and describe in more detail the risks and uncertainties to which the Company’s businesses are subject. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. The forward-looking statements made herein speak only as of the date hereof and the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law. Given these uncertainties, one should not put undue reliance on any forward-looking statements.

CONTACTS
Investor Relations
Juan Avendano
avendano.juan@endo.com
Media
Linda Huss
huss.linda@endo.com
or
Michael Freitag / Aura Reinhard / Catherine Simon
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
Mallinckrodt, the “M” brand mark, the Mallinckrodt Pharmaceuticals logo, Endo, the Endo logo and other brands are trademarks owned or licensed by a Mallinckrodt company or their respective owners. © 2025.

MALLINCKRODT PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except per share data)

	Three Months Ended
	September 26, 2025	Percent of Net sales	September 27, 2024	Percent of Net sales
Net sales	$753.1	100.0%	$505.5	100.0%
Cost of sales	499.1	66.3	284.4	56.3
Gross profit	254.0	33.7	221.1	43.7
Selling, general and administrative expenses	351.7	46.7	141.2	27.9
Combination, integration, and other related expenses	93.8	12.5	—	—
Research and development expenses	44.3	5.9	28.2	5.6
Restructuring charges, net	—	—	0.1	—
Liabilities management and separation costs	33.3	4.4	15.2	3.0
Operating (loss) income	(269.1)	(35.7)	36.4	7.2
Interest expense	(70.6)	(9.4)	(59.0)	(11.7)
Interest income	6.5	0.9	7.4	1.5
Gain on debt extinguishment	4.6	0.6	—	—
Gain on divestiture	0.8	0.1	—	—
Other income (expense), net	0.8	0.1	(3.8)	(0.8)
Loss from continuing operations before income taxes	(327.0)	(43.4)	(19.0)	(3.8)
Income tax (benefit) expense	(35.9)	(4.8)	7.2	1.4
Loss from continuing operations	(291.1)	(38.7)	(26.2)	(5.2)
Income from discontinued operations, net of income taxes	—	—	—	—
Net loss	$(291.1)	(38.7)%	$(26.2)	(5.2)%

Basic loss per share:
Loss from continuing operations	$(9.01)		$(1.33)
Net loss	$(9.01)		$(1.33)
Basic weighted-average shares outstanding	32.3		19.7

Diluted loss per share:
Loss from continuing operations	$(9.01)		$(1.33)
Net loss	$(9.01)		$(1.33)
Diluted weighted-average shares outstanding	32.3		19.7

MALLINCKRODT PLC
CONSOLIDATED ADJUSTED EBITDA
(unaudited, in millions)

	Three Months Ended
	September 26, 2025				September 27, 2024
	Gross profit	SG&A	R&D	Adjusted EBITDA	Gross profit	SG&A	R&D	Adjusted EBITDA
Net income (loss)	$254.0	$351.7	$44.3	$(291.1)	$221.1	$141.2	$28.2	$(26.2)
Adjustments:
Interest expense, net	—	—	—	64.1	—	—	—	51.6
Income tax (benefit) expense	—	—	—	(35.9)	—	—	—	7.2
Depreciation	12.4	(1.3)	(0.5)	14.2	7.5	(0.5)	(0.2)	8.2
Amortization	48.0	(0.2)	—	48.2	18.1	—	—	18.1
Combination, integration, and other related expenses (1)	—	—	—	93.8	—	—	—	—
Restructuring charges, net	—	—	—	—	—	—	—	0.1
Liabilities management and separation costs (2)	—	—	—	33.3	—	—	—	15.2
Gain on debt extinguishment at par	—	—	—	(4.6)	—	—	—	—
Gain on divestiture	—	—	—	(0.8)	—	—	—	—
Fresh-start inventory-related expense	49.3	—	—	49.3	83.8	—	—	83.8
Business combination inventory-related expense	116.3	—	—	116.3	—	—	—	—
Share-based compensation	1.9	(14.6)	(4.0)	20.5	—	1.4	0.1	(1.5)
Change in contingent consideration fair value	—	(2.2)	—	2.2	—	(1.1)	—	1.1
Change in derivative asset & liabilities fair value	—	—	—	1.4	—	—	—	1.9
Unrealized loss on equity investment	—	—	—	0.4	—	—	—	1.3
Reorganization items, net (3)	—	—	—	—	—	0.2	—	(0.2)
As adjusted:	$481.9	$333.4	$39.8	$111.3	$330.5	$141.2	$28.1	$160.6
(1)Represents legal, financial, and other advisory and consulting expenses, which primarily relate to shareholder matters, integration planning, and regulatory costs associated with the Business Combination. We also incurred certain merger-related severance costs of approximately $44.1 million, which are included within combination, integration and other related expenses during the three months ended September 26, 2025
(2)Represents costs primarily related to the Par Health spin-off during the three months ended September 26, 2025. Represents professional fees incurred as the Company explored potential sales of non-core assets to enable further deleveraging post-emergence from Mallinckrodt’s chapter 11 bankruptcy proceedings in 2023 (the “2023 Bankruptcy Proceedings”) during the three months ended September 27, 2024.
(3)As of December 30, 2023, professional fees directly related to the 2023 Bankruptcy Proceedings that were previously reflected as reorganization items, net, are classified within SG&A expenses.

MALLINCKRODT PLC
SELECT PRODUCT LINE NET SALES
(unaudited, in millions)

	Three Months Ended
	September 26, 2025	September 27, 2024	Percent change
Acthar Gel	$181.4	$126.4	43.5%
Xiaflex (1)	90.1	—	—
INOmax	58.9	64.0	(8.0)
Amitiza	18.8	18.8	—
Supprelin LA (1)	13.6	—	—
Percocet (1)	10.6	—	—
Testopel (1)	8.6	—	—
Terlivaz	8.5	7.3	16.4
Edex (1)	6.6	—	—
Other (2)	18.9	1.9	894.7
Therakos (3)	—	67.6	(100.0)
Specialty Brands	416.0	286.0	45.5

Opioids	70.4	85.9	(18.0)
ADHD	48.9	41.3	18.4
Addiction treatment	22.5	18.1	24.3
Lidoderm AG (1)	33.7	—	—
Other (2)	47.3	0.9	5,155.6
Finished Dosage Generics	222.8	146.2	52.4
APAP	44.6	40.0	11.5
Controlled substances	18.9	27.2	(30.5)
Other	3.6	6.1	(41.0)
API	67.1	73.3	(8.5)
Generics	289.9	219.5	32.1

Adrenaline (1)	11.5	—	—
Vasostrict (1)	4.8	—	—
Aplisol (1)	11.6	—	—
Other sterile injectables (1)	19.3	—	—
Sterile Injectables (1)	47.2	—	—
Net sales	$753.1	$505.5	49.0%
(1)These products were acquired from Endo as a result of the Business Combination. The Company’s operating results for the three months ended September 26, 2025 reflect the inclusion of two months of Endo’s performance in its consolidated and segment results.
(2)These balances contain products that were acquired from Endo as a result of the Business Combination. The Company’s operating results for the three months ended September 26, 2025 reflect the inclusion of two months of Endo’s performance in its consolidated and segment results. The Other Specialty Brands balances for the three months ended September 26, 2025 included $17.1 million of sales related to legacy Endo products while the Other Finished Dosage Generics balances included $47.0 million of sales related to legacy Endo products for the three months ended September 26, 2025.
(3)On November 29, 2024, the Company completed the sale of the Therakos business. As result, there were three months of Therakos net sales during the three months ended September 27, 2024, which did not recur in the three months ended September 26, 2025. Excluding Therakos, Specialty Brands and total company net sales were $218.4 million and $437.9 million, respectively, for the three months ended September 27, 2024.

MALLINCKRODT PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	September 26, 2025	December 27, 2024
Assets
Current Assets:
Cash and cash equivalents	$1,047.9	$382.6
Accounts receivable, less allowance for doubtful accounts of $3.5 million and $6.2 million	757.9	395.3
Inventories	1,322.3	664.9
Prepaid expenses and other current assets	330.3	186.3
Total current assets	3,458.4	1,629.1
Property, plant and equipment, net	831.6	390.6
Goodwill	7.3	—
Intangible assets, net	2,560.4	419.4
Deferred income taxes	843.6	651.8
Other assets	766.4	211.7
Total Assets	$8,467.7	$3,302.6

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$37.5	$3.9
Accounts payable	165.4	57.8
Accrued payroll and payroll-related costs	146.0	108.1
Accrued interest	61.3	9.2
Acthar Gel-Related Settlement	33.7	21.3
Accrued rebates and returns	321.3	99.3
Accrued and other current liabilities	305.9	131.8
Total current liabilities	1,071.1	431.4
Long-term debt	3,690.6	909.5
Acthar Gel-Related Settlement	107.2	126.5
Pension and postretirement benefits	26.9	26.5
Environmental liabilities	34.6	34.3
Other income tax liabilities	34.9	25.7
Other liabilities	351.1	102.9
Total Liabilities	5,316.4	1,656.8
Shareholders' Equity:
Preferred Shares, $0.01 par value, 500,000,000 authorized; none issued and outstanding	—	—
Ordinary A shares, €1.00 par value, 25,000 authorized; none issued and outstanding	—	—
Ordinary shares, $0.01 par value, 500,000,000 authorized; 39,421,403 and 19,696,335 issued and outstanding	0.4	0.2
Additional paid-in capital	3,016.2	1,199.8
Accumulated other comprehensive income	13.3	6.1
Retained earnings	121.4	439.7
Total Shareholders' Equity	3,151.3	1,645.8
Total Liabilities and Shareholders' Equity	$8,467.7	$3,302.6

MALLINCKRODT PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Nine Months Ended
	September 26, 2025	September 27, 2024
Cash Flows From Operating Activities:
Net loss	$(316.4)	$(134.9)
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	107.2	93.5
Share-based compensation	35.4	3.8
Deferred income taxes	(47.4)	22.9
Loss on divestiture	5.9	—
Gain on debt extinguishment	(4.6)	—
Inventory step-up amortization related to Business Combination	116.3	—
Inventory provisions	27.6	17.0
Non-cash accretion (amortization) expense	4.6	(3.6)
Other non-cash items	14.0	1.9
Changes in assets and liabilities:
Accounts receivable, net	(3.3)	(16.5)
Inventories	125.5	222.1
Accounts payable	14.0	(5.6)
Income taxes	15.9	(7.1)
Acthar Gel-Related Litigation Settlement liability	(21.3)	(21.4)
Other	53.0	13.6
Net cash from operating activities	126.4	185.7
Cash Flows From Investing Activities:
Capital expenditures	(70.8)	(71.5)
Receipts of unrestricted cash, net of payments related to the Business Combination	333.4	—
Receipts of restricted cash related to Business Combination	93.4	—
Payments related to divestiture	(6.2)	—
Proceeds from life insurance contracts	14.0	—
Proceeds from debt and equity securities	—	22.6
Other	3.8	4.2
Net cash from investing activities	367.6	(44.7)
Cash Flows From Financing Activities:
Issuance of external debt	1,200.0	—
Repayment of external debt	(869.4)	(4.4)
Makewhole premium	(24.3)	—
Debt financing costs	(40.1)	—
Repurchase of shares	(1.9)	—
Payment of contingent consideration	(1.8)	—
Other	(0.6)	(0.4)
Net cash from financing activities	261.9	(4.8)
Effect of currency rate changes on cash	1.4	(0.6)
Net change in cash, cash equivalents and restricted cash, including cash classified within assets held for sale	757.3	135.6
Less: Net change in cash classified within assets held for sale	—	(3.0)
Net change in cash, cash equivalents and restricted cash	757.3	132.6
Cash, cash equivalents and restricted cash at beginning of period	445.7	343.4
Cash, cash equivalents and restricted cash at end of period	$1,203.0	$476.0

Cash and cash equivalents at end of period	$1,047.9	$410.5
Restricted cash included in prepaid expenses and other current assets at end of period	113.2	23.9
Restricted cash included in other long-term assets at end of period	41.9	41.6
Cash, cash equivalents and restricted cash at end of period	$1,203.0	$476.0